UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2015

VAPOR CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-36469	84-1070932
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3001 Griffin Road

Dania Beach, Florida 33312

(Address of Principal Executive Office) (Zip Code)

(888) 766-5351

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

As previously disclosed, on June 19, 2015, Vapor Corp. (the “Company”) entered into agreements (the “Waivers”), with certain investors in each of its private placement offerings under the Securities Purchase Agreement dated March 3, 2015 and the Securities Purchase Agreement dated November 14, 2014 (together, the “Agreements”) amending certain terms of the Agreements. In exchange, the Company agreed to issue the investors under the Agreements (the “Prior Investors”) additional shares of common stock in the event of certain future lower-priced issuances of securities of the Company.

On July 29, 2015, pursuant to the Waivers and in connection with the closing of a previously disclosed registered public offering, the Company incurred the obligation to issue the Prior Investors a total of 760,761 shares of common stock. In addition, as a result of the closing, the Prior Investors were entitled to be issued an additional 1,798,676 shares of common stock and to have the exercise price of 1,442,126 outstanding warrants reduced to $1.10. However, under the rules of The Nasdaq Capital Market, such additional issuance and reduction in exercise price required the Company to first obtain shareholder approval. As described under Item 5.07, below, the Company obtained the necessary shareholder approval on October 16, 2015. As a result, the Company is authorized to issue the Prior Investors the 1,798,676 additional shares and to implement the reduction in the exercise price of the referenced warrants to $1.10.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On October 16, 2015, the Company held a Special Meeting of Shareholders at which the Company’s shareholders voted on a number of proposals which were described in greater detail in the Company’s definitive proxy materials filed with the Securities and Exchange Commission on August 25, 2015. Of the 8,563,090 shares of common stock outstanding as of the record date of August 18, 2015, a total of 5,833,023 shares were represented in person or by proxy at the meeting. Voting results were as follows:

Proposal 1. Increase in Authorized Common Stock

The Company’s shareholders authorized the Company to amend the Company’s Certificate of Incorporation to increase the authorized shares of common stock from 150 million to 500 million as set forth below.

Votes For	Votes Against	Abstentions	Broker Non-Votes
5,138,826	685,736	8,461	0

Proposal 2. Increase in Preferred Stock

The Company’s shareholders voted on a proposal to amend the Company’s Certificate of Incorporation to increase the authorized shares of preferred stock from one million to five million as set forth below. Although the proposal received the approval of a majority of shares voted, because the proposal required the approval of a majority of all outstanding shares of common stock, the measure did not pass.

Votes For	Votes Against	Abstentions	Broker Non-Votes
2,756,393	451,105	83,104	2,542,421

Proposal 3. Issuance of 1,798,676 additional shares of common stock

The Company’s shareholders approved the issuance of additional shares of common stock pursuant to certain outstanding contractual obligations of the Company in compliance with the requirements of the Nasdaq Capital Market as set forth below:

Votes For	Votes Against	Abstentions	Broker Non-Votes
2,910,715	377,796	2,091	2,542,421

Proposal 4. Reduction of the exercise price of 1,442,126 outstanding warrants to $1.10

The Company’s shareholders approved the reduction of the exercise price of 1,442,126 outstanding warrants to $1.10 pursuant to certain outstanding contractual obligations of the Company in compliance with the requirements of the Nasdaq Capital Market as set forth below:

Votes For	Votes Against	Abstentions	Broker Non-Votes
2,908,011	365,561	17,030	2,542,421

Proposal 5. Reduction of the conversion price of $1,250,000 original principle amount of convertible notes to $1.10

The Company’s shareholders approved the reduction of the conversion price of $1,250,000 original principle amount of convertible notes to $1.10 pursuant to certain outstanding contractual obligations of the Company in compliance with the requirements of the Nasdaq Capital Market as set forth below:

Votes For	Votes Against	Abstentions	Broker Non-Votes
2,906,492	366,964	17,146	2,542,421

As these notes are no longer outstanding, approval of the proposal has no practical effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAPOR CORP.

Date: October 21, 2015	By:	/s/ Gina Hicks
	Name:	Gina Hicks
	Title:	Chief Financial Officer